EXHIBIT 21


               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

                         Subsidiaries of the Registrant


Digimedics Corporation

Informedics, Inc.

JAC Computer Services, LTD, a subsidiary of Digimedics Corporation